INTERCOMPANY INVESTMENT MANAGEMENT AGREEMENT

This Intercompany Investment Management Agreement (the Agreement) is made as of this 30th day of October 2020 between Goldman Sachs Asset Management, L.P. (GSAM or the Subadviser), a Delaware limited partnership, and Goldman Sachs Asset Management International (GSAMI), a private unlimited liability company incorporated in the United Kingdom.

WHEREAS, Prudential Investments LLC (now known as PGIM Investments LLC) (the Manager), a New York limited liability company, has entered into a Management Agreement (the Management Agreement) dated February 25, 2013 with Advanced Series Trust, a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940 as amended (the 1940 Act); and

WHEREAS, the Manager, acting pursuant to the Management Agreement, has entered into a Subadvisory Agreement with the Subadviser, under which the Subadviser provides investment advisory services to the Trust and one or more of its series and manages such portion of the Trust as the Manager shall from time to time direct; and

WHEREAS, with respect to one or more of series of the Trust, as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust), to which the Subadviser provides investment advisory services, the Subadviser desires either (i) to delegate to GSAMI certain of the Subadviser’s responsibilities under the Subadvisory Agreement as the Subadviser shall direct from time to time and/or (ii) to authorize employees of GSAMI to act on behalf of the Subadviser and perform some or all of the Subadviser’s responsibilities pursuant to the Subadvisory Agreement on behalf of the Subadviser, and GSAMI is willing to render such services and/or provide personnel for such purposes.

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Subadviser, GSAMI shall manage such portion of the Trust’s portfolio as delegated to GSAMI by the Subadviser, including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

(i) GSAMI shall provide supervision of such portion of the Trust's investments as GSAM shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, GSAMI shall act in conformity with the copies of the Agreement and the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust's valuation procedures and any other procedures adopted by the Board applicable to the Trust (and any amendments thereto) as provided to GSAMI by GSAM (the Trust Documents) and with the instructions and directions of the Manager, GSAM and of the Board of Directors of the Trust, co-operate with the Manager's and GSAM’s (or their designees') personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations.

(iii) GSAMI shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants affiliated with the Manager, GSAM, or GSAMI (collectively, Brokers) to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized GSAMI will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, GSAMI may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's or GSAMI’s other clients may be a party. The Manager, GSAM, and GSAMI shall each have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser or GSAMI) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager, GSAM or GSAMI with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when GSAMI deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of GSAMI, to the extent permitted by applicable laws and regulations, GSAMI may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by GSAMI in the manner GSAMI considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) GSAMI shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board of Directors such periodic and special reports as the Directors may reasonably request. GSAMI shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities.

(v) GSAMI or an affiliate shall provide the Trust's custodian (the Custodian) on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by GSAMI hereunder are not to be deemed exclusive, and GSAMI shall be free to render similar services to others. Conversely, GSAMI understands and agrees that if the Manager manages the Trust in a “manager-of-managers” style, the Manager will, among other things, (i) continually evaluate the performance of GSAM, including GSAMI, through quantitative and qualitative analysis and consultations with GSAM, (ii) periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust’s Board regarding the results of its evaluation and monitoring functions. GSAMI recognizes that any subadvisory services it provides pursuant to paragraph 1(a) hereof may be terminated or modified pursuant to this process.

(vii) GSAMI acknowledges that the Manager and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and GSAMI hereby agrees that it shall not consult with any other subadviser to the Trust other than GSAM with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(b) To the extent requested by GSAM, GSAMI agrees to provide personnel to act on behalf of GSAM and to perform GSAM’s obligations under the Subadvisory Agreement and GSAM agrees to grant such personnel proper authority to act on behalf of GSAM and to perform GSAM’s obligations under the Subadvisory Agreement. Subject to the foregoing and to the laws and regulations to which either GSAM and/or GSAMI are subject, GSAMI may, at its discretion, obtain any of the services it provides to GSAM hereunder from its affiliates or any other parties, provided that GSAMI will remain responsible hereunder for such services.

(c) GSAMI shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by GSAMI under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(d) GSAMI shall keep the Trust’s books and records required to be maintained by GSAMI pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to GSAMI’s services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. GSAMI agrees that all records which it maintains for the Trust are the property of the Trust, and GSAMI will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that GSAMI may retain a copy of such records. GSAMI further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(e) GSAMI is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA). GSAMI shall maintain such registration and membership in good standing during the term of this Agreement. Further, GSAMI agrees to notify the Manager promptly upon (i) a statutory disqualification of GSAMI under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of GSAMI’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which GSAMI is subject or has been advised it is a target.

(f) In connection with its duties under this Agreement, GSAMI agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the CEA, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.1

(g) GSAMI shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(f) hereof as the Manager may reasonably request.

(h) GSAMI shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in that portion of the Trust’s portfolio managed by GSAMI pursuant to paragraph 1(a) hereof, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(i) GSAMI agrees, with respect to assets of the Trust that are managed by GSAMI pursuant to paragraph 1(a) hereof, to use reasonable efforts to monitor whether market quotations are reliable for purposes of internally valuing the Trust’s portfolio securities and determining the Trust’s net asset value per share.  Upon reasonable request from the Manager, GSAMI (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing securities of the Trust that are managed by GSAMI pursuant to paragraph 1(a) hereof as may be required from time to time, including making available information of which GSAMI has knowledge related to the securities being valued.

(j) GSAMI shall provide the Manager with any information reasonably requested regarding its management of the Trust’s portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Securities and Exchange Commission (the Commission). GSAMI shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Trust’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. GSAMI shall promptly inform the Trust and the Manager if GSAMI becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(k) GSAMI shall comply with the Trust Documents provided to GSAMI by GSAM, the Manager or the Trust. GSAMI shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Trust Documents.

(l) GSAMI shall keep the Trust, the Manager and GSAM informed of developments relating to its duties under this Agreement of which GSAMI has, or should have, knowledge that would materially affect the Trust. In this regard, GSAMI shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations GSAMI has assumed under this Agreement as the Trust and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, GSAMI shall, to the extent GSAM delegates any subadvisory responsibilities pursuant to paragraph 1(a) hereof, provide the Manager and the Board with reports regarding GSAMI’s management of the Trust’s portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by GSAMI, GSAM and the Manager.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under the Subadvisory Agreement. The Manager shall provide (or cause the Custodian to provide) timely information to GSAM regarding such matters as the composition of assets in the portion of the Trust managed by GSAM, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for GSAM to perform its duties under the Subadvisory Agreement (including any excerpts of minutes of meetings of the Board of Directors of the Trust that affect the duties of GSAM).  GSAM may share with GSAMI any information the Manager provides to GSAM under this Agreement or the Subadvisory Agreement.

3. For the services provided and the expenses assumed by GSAMI pursuant to this Agreement, GSAM shall pay GSAMI as full compensation therefor, a fee, if any, as set forth in Schedule A hereto or as otherwise mutually agreed upon by GSAM and GSAMI from time to time.  Unless otherwise mutually agreed upon by GSAM and GSAMI, liability for payment of compensation by GSAM to GSAMI under this Agreement is contingent upon GSAM’s receipt of payment from the Manager for investment management services described under the Subadvisory Agreement. GSAMI shall bear all expenses incurred by it in connection with its services under this Agreement.

4. GSAMI shall not be liable for any error of judgment or for any loss suffered by the Trust, GSAM or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on GSAMI’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager, GSAM or the Trust may have against GSAMI under federal or state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, or by GSAM or GSAMI at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement or the Subadvisory Agreement.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to (1) GSAM, at 200 West Street, 15th Floor, New York, NY 10282, Attention: Legal Department; and (2) GSAMI, at [River Court, 120 Fleet Street, London EC4A 2BE, United Kingdom, Attention: Chief Executive Officer].

6. Nothing in this Agreement shall limit or restrict the right of any of GSAMI’s directors, officers or employees who may also be a Director, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s or GSAMI’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

8. This Agreement shall be governed by the laws of the State of New York.

9. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By: /s/ Marci Green

Name: Marci Green
Title: Managing Director

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

By: /s/ David Curtis

Name: David Curtis
Title: Managing Director

Schedule A

Portfolio Name	Fee Rate
AST Global Bond Portfolio	0.00% of average daily net assets

11	NTD: Section aligned with corresponding section of subadvisory agreement.